Exhibit 99.(a)(1)(A)

ON ASSIGNMENT, INC.

26651 W. AGOURA ROAD

CALABASAS, CALIFORNIA 91302

(818) 878-7900

OFFER TO EXCHANGE

OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

December 23, 2008

ON ASSIGNMENT, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

THE OFFER EXPIRES AT 5:00 P.M., PACIFIC STANDARD TIME,

ON JANUARY 22, 2009, UNLESS WE EXTEND THE OFFER

We are offering eligible employees the opportunity to exchange grants of outstanding options to purchase shares of our common stock that have an exercise price equal to or greater than $8.00 per share and that were granted under our Restated 1987 Stock Option Plan (As Amended and Restated April 7, 2006) (Conformed to include First Amendment dated January 23, 2007, Second Amendment dated April 17, 2007, and Third Amendment dated December 11, 2008) (the “Plan”) on or after December 31, 2000 (“Eligible Option Grants”), for a reduced number of restricted stock units (“Restricted Stock Units”) to be granted under the Plan (hereafter referred to as the “Offer”). The Plan was approved by shareholders on May 22, 2006 and June 1, 2007. This exchange is being conducted pursuant to Section 6.5 of the Plan, which provides that awards granted under the Plan, including Restricted Stock Units, may, in the discretion of our Board of Directors, be granted in substitution or exchange for any other award, including options to purchase shares of our common stock, and that if an award is granted in substitution or exchange for another award, the Board of Directors shall require the surrender of such other award in consideration for the grant of the new award.

The Offer will be open to all persons that are employed by us as of the commencement of the Offer and through the expiration of the Offer (“Eligible Employees”), excluding Peter T. Dameris, our President and Chief Executive Officer; James L. Brill, our Senior Vice President and Chief Financial Officer; Emmett B. McGrath, our President of Life Sciences and Allied Divisions; Michael J. McGowan, our President of Oxford Global Resources, Inc.; and Mark S. Brouse, our President of VISTA Staffing Solutions, Inc. (together, our “Executive Officers”). Additionally, members of our Board of Directors will not be eligible to participate in the Offer. If you are an Eligible Employee and wish to accept the Offer, you must complete an election form agreeing to exchange one or more of your Eligible Option Grants for Restricted Stock Units and specifying the information required by the election form, which may include the date of grant, exercise price and the number of non-forfeited, unexercised options subject to the Eligible Option Grant(s) to be exchanged. This Offer is currently expected to expire at 5:00 p.m., Pacific Standard Time, on January 22, 2009, but we may extend the Offer to a later date under certain circumstances described in the Offer (in any case, the “Expiration Date”).

We will exchange Restricted Stock Units for options covered by Eligible Option Grants surrendered pursuant to the Offer according to the exchange ratios set forth in Section 6. In aggregate, these exchange ratios are intended to result in the issuance of Restricted Stock Units that have a fair value approximately equivalent to the fair value of the cancelled options they replace as of the date the Offer is commenced, determined using the Hull-White II option valuation model, though we may incur some incremental compensation expense as a result of this approximation.

If you are an Eligible Employee, you may exchange one or more of your outstanding Eligible Option Grants for Restricted Stock Units. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all non-forfeited, unexercised options that are subject to each Eligible Option Grant that you tender in response to the Offer. Your election to exchange one or more of your outstanding Eligible Option Grants for Restricted Stock Units is entirely voluntary and may be withdrawn at any time prior to the stated time on the Expiration Date; however, your election may not be withdrawn or changed after the stated time on the Expiration Date.

Each Restricted Stock Unit issued in the exchange will represent a right to receive one share of our common stock on a future date shortly after the Restricted Stock Unit vests. If you exchange an Eligible Option Grant in the Offer, you will receive unvested Restricted Stock Units that will vest as follows, subject to your continued employment with us through each applicable vesting date: 50% on January 22, 2011; 25% on January 22, 2012; and 25% on January 22, 2013. Restricted Stock Units granted in the Offer will be subject to this vesting schedule whether or not the corresponding Eligible Option Grant was partially or fully vested at the time of the Offer and without regard to the vesting schedule applicable to the Eligible Option Grant surrendered.

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTION GRANTS FOR RESTRICTED STOCK

UNITS AND YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON BEFORE ALL OF THE RESTRICTED STOCK UNITS HAVE VESTED, THEN YOU WILL FORFEIT ANY RESTRICTED STOCK UNITS THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US TERMINATES.

We will not issue any Restricted Stock Units covering a fractional share in exchange for Eligible Option Grants. In calculating the number of Restricted Stock Units issuable to you in the exchange, we will combine the aggregate number of non-forfeited, unexercised options subject to all of the Eligible Option Grants that you surrender, and we will round the number of Restricted Stock Units issuable upon exchange up to the next whole number.

We are making the Offer upon the terms, and subject to the conditions, described in this document, which may be amended from time to time. Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6.

Shares of our common stock are quoted on The Nasdaq Global Market (“NASDAQ”) under the symbol “ASGN.” On December 22, 2008, the closing price of our common stock as reported on NASDAQ was $4.70. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

If you have any questions regarding the Offer, please consult the Summary Term Sheet and Questions and Answers, which form a part of this document. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Rebecca Heller at (818) 878-7900.

SUMMARY TERM SHEET

The following is a summary of the material terms of the Offer. We urge you to read carefully the remainder of the Offer, the Questions and Answers and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of the Offer and the Schedule TO. We have included cross-references to the relevant sections of the Offer where you can find a more complete description of the topics discussed in this summary.

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Offer. We are offering Eligible Employees the opportunity to exchange Eligible Option Grants for a reduced number of unvested Restricted Stock Units at an exchange ratio of Restricted Stock Units to options covered by Eligible Option Grants surrendered as set forth in Section 6. Eligible Option Grants are outstanding options that were granted under the Plan with an exercise price equal to or greater than $8.00 per share and that were granted on or after December 31, 2000. (See Section 2)

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Eligible Employees. The Offer will be open to all persons that are employed by us as of the Commencement Date and through the Expiration Date, excluding our Executive Officers and members of our Board of Directors.

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants for Restricted Stock Units. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all non-forfeited, unexercised options that are subject to each Eligible Option Grant that you tender in response to the Offer.

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Exchange Ratio. We will exchange Restricted Stock Units for options covered by Eligible Option Grants surrendered pursuant to the Offer according to the exchange ratios set forth in Section 6. We will not issue any Restricted Stock Units covering a fractional share in the exchange. In calculating the number of Restricted Stock Units issuable to an Eligible Employee in the exchange, we will combine the aggregate number of non-forfeited, unexercised options subject to all of the Eligible Option Grants that the Eligible Employee surrenders, and we will round the number of Restricted Stock Units issuable upon exchange up to the next whole number.

•	Vesting of Restricted Stock Units. Restricted Stock Units issued in the Offer will be completely unvested at the time they are granted and will become vested as follows, subject to an Eligible Employee’s continued employment with us through each applicable vesting date: 50% on January 22, 2011; 25% on January 22, 2012; and 25% on January 22, 2013, regardless of the extent to which the corresponding Eligible Option Grants were vested upon surrender. IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR RESTRICTED STOCK UNITS AND YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON BEFORE ALL OF THE RESTRICTED STOCK UNITS VEST, THEN YOU WILL FORFEIT ANY RESTRICTED STOCK UNITS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US TERMINATES.

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Other Terms and Conditions of Restricted Stock Units. Restricted Stock Units represent an unfunded, unsecured right to receive a share of our common stock in the future. One share of our common stock will be delivered in respect of each vested Restricted Stock Unit shortly after vesting. Restricted Stock Units have no exercise or purchase price and do not require Eligible Employees to pay any monetary consideration to receive shares of our common stock upon settlement (but see “Tax Consequences” below). Other terms and conditions of the Restricted Stock Units issued in the Offer will be substantially the same as those that apply generally to Restricted Stock Units granted under our form of Restricted Stock Unit Agreement.

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Tax Consequences. Neither the grant of Restricted Stock Units in exchange for Eligible Option Grants nor the vesting of Restricted Stock Units should constitute a taxable event for Eligible Employees (or result in a deduction for us); however, Eligible Employees generally will recognize taxable income equal to the Fair Market Value of the shares delivered in respect of vested Restricted Stock Units at the time of delivery of those shares. Income recognized by Eligible Employees upon share delivery will be subject to ordinary income tax and employment tax (including social security contribution) withholding at the time of share delivery. In addition, we will be entitled to a corresponding deduction equal to the Fair Market Value of such shares at the time of share delivery. An Eligible Employee’s disposition of shares obtained in respect of vested Restricted Stock Units should be treated as a long- or short-term capital gain or capital loss to the Eligible Employee (and should not entitle us to a tax deduction), depending on the ultimate sale price of the shares and the duration for which they are held. (See Section 13)

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Timing. The Commencement Date of the Offer is December 23, 2008. The Expiration Date of the Offer is currently scheduled to occur on January 22, 2009, but we may extend the Offer to a later date under certain circumstances described in the Offer.

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Eligibility. You must be employed by us on the Commencement Date and through the Expiration Date to participate in the Offer. If your employment with us terminates for any reason between the Commencement Date and the Expiration Date, you will be deemed to have withdrawn your tender of any Eligible Option Grants. If your employment terminates after the Expiration Date, but prior to the date your Restricted Stock Units are granted, you will be deemed to have forfeited your grant of Restricted Stock Units in connection with your termination of employment.

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Election. To make your election to accept the Offer, you must properly complete and deliver an Election Form before 5:00 p.m., Pacific Standard Time, on the Expiration Date in accordance with the procedures described in the Offer. You may change or withdraw your election at any time prior to 5:00 p.m., Pacific Standard Time, on the Expiration Date by following procedures described in the Offer. You may not withdraw or change your election after 5:00 p.m. Pacific Standard Time on the Expiration Date. (See Sections 3 and 4)

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Conditions to the Offer. This Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

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Trading Price for Our Common Stock. Shares of our common stock are traded on NASDAQ under the symbol “ASGN”. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. (See Section 7)

•	Amendment and Termination. Subject to our compliance with applicable laws, we may amend or terminate the Offer. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer under certain circumstances, including in the event we materially change the terms of the Offer. (See Section 14)

GLOSSARY

Commencement Date means the first date on which Eligible Employees may elect to participate in the Offer.

Eligible Employees means all persons that are employed by us as of the Commencement Date and through the Expiration Date, excluding our Executive Officers and members of our Board of Directors.

Eligible Option Grants means each grant of stock options outstanding under the Plan that is (i) held by an Eligible Employee, (ii) has an exercise price that is equal to or greater than $8.00 per share and (iii) was granted on or after December 31, 2000.

Employed or employment, as used in these materials, does not include service as a member of our Board of Directors.

Executive Officers means Peter T. Dameris, our President and Chief Executive Officer; James L. Brill, our Senior Vice President and Chief Financial Officer; Emmett B. McGrath, our President of Life Sciences and Allied Divisions; Michael J. McGowan, our President of Oxford Global Resources, Inc.; and Mark S. Brouse, our President of VISTA Staffing Solutions, Inc.

Expiration Date means the time that the Offer will expire, which is currently set to be at 5:00 p.m., Pacific Standard Time on January 22, 2009, but we may extend the Offer to a later date under certain circumstances described in the Offer.

Fair Market Value means the closing price of our common stock as reported on NASDAQ on the Expiration Date (or, if no sales are reported on such date, then the closing price of our common stock on the first day prior to such date on which there is a reported sale).

Form of Restricted Stock Unit Agreement means our form of Restricted Stock Unit Agreement under the Plan, incorporated by reference to On Assignment’s Current Report on Form 8-K (File No. 0-20540) filed with the SEC on August 8, 2005.

NASDAQ means The Nasdaq Global Market.

Offer means this offer to exchange Eligible Option Grants for Restricted Stock Units on the terms and conditions described herein.

Plan means our Restated 1987 Stock Option Plan (As Amended and Restated April 7, 2006) (Conformed to include First Amendment dated January 23, 2007, Second Amendment dated April 17, 2007, and Third Amendment dated December 11, 2008), as approved by shareholders of the Company on  May 22, 2006 and June 1, 2007. All Restricted Stock Units granted under the Offer will be issued under the Plan.

Restricted Stock Units means Restricted Stock Units to be issued pursuant to the Offer in exchange for Eligible Option Grants tendered by Eligible Employees in the Offer.

SEC means the U.S. Securities and Exchange Commission.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

IMPORTANT

YOUR ELECTION TO EXCHANGE ONE OR MORE OF YOUR ELIGIBLE OPTION GRANTS IS

VOLUNTARY. IF YOU DECIDE TO PARTICIPATE IN THE OFFER, YOU MUST PROPERLY COMPLETE THE ELECTION FORM FOUND AT HTTP://WWW.INSIDEOA.COM OR HTTP://PORTAL/DEFAULT.ASPX AND SUBMIT IT IN ACCORDANCE WITH ITS INSTRUCTIONS BEFORE 5:00 P.M. PACIFIC STANDARD TIME ON THE EXPIRATION DATE (CURRENTLY JANUARY 22, 2009), OR ON A LATER DATE IF WE EXTEND THE OFFER. IF YOU DO NOT SUBMIT THE ELECTION FORM BY THE STATED TIME ON THE EXPIRATION DATE, YOU WILL BE DEEMED TO HAVE REJECTED THE OFFER. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US. NO LATE DELIVERIES WILL BE ACCEPTED.

OUR BOARD OF DIRECTORS RECOGNIZES THAT THE DECISION TO ACCEPT OR REJECT THE OFFER IS AN INDIVIDUAL ONE THAT SHOULD BE BASED ON A VARIETY OF FACTORS. YOU SHOULD CONSULT YOUR PERSONAL ADVISORS IF YOU HAVE QUESTIONS ABOUT YOUR FINANCIAL AND/OR TAX SITUATION. THE INFORMATION ABOUT THE OFFER IS LIMITED TO THIS DOCUMENT, WHICH MAY BE AMENDED FROM TIME TO TIME.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE OFFER

1.             PURPOSE OF THE OFFER

Historically, we have periodically granted stock options to our employees as an incentive to continue employment with us and help us to maximize shareholder value. Accordingly, our stock option grants have typically required continued employment with us as a condition to vesting and been granted with exercise prices equal to the Fair Market Value of a share of our common stock on the date of grant, so that recipients benefit from the stock options only if they remain employed for specified periods and the Fair Market Value of our common stock increases after the date on which their stock options are granted.

Like many professional staffing firms, our stock price has experienced significant decline in recent years. This decline results from a large number of factors, many of which are unrelated or disproportionate to our operating performance, including general economic conditions, slow or negative growth of unrelated markets and other external factors, problems or successes in a given market segment, shift of investor interest to other segments. These broad market and industry factors, in part, have caused and may continue to cause the market price of our common stock, like that of our competitors to decline, regardless of our operating performance. We have no control over this decline and can only continue to focus our efforts on our own operations. Notably, during fiscal year 2008, we have been executing according to our plans and our financial results have met or exceeded our guidance and the prior year’s results, yet our stock price has experienced a significant decline.

Consequently, many of our employees hold stock options with exercise prices significantly higher than the current Fair Market Value of our common stock. As of December 10, 2008, Eligible Employees held options to purchase approximately 1,679,393 shares of our common stock with exercise prices ranging from $3.97 per share to $29.75 per share, of which 1,128,386 constituted Eligible Option Grants. On December 22, 2008, the closing price of our common stock as reported by NASDAQ was $4.70. We believe that these “out of the money” options are no longer effective as performance and retention incentives. In addition, many of these stock options have been “out of the money” for an extended period of time, as a result of which we have developed a significant stock option “overhang” comprised of stock options that do not provide employees with performance incentives. To enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs. A meaningful equity stake in our success is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore for Eligible Employees the ability to participate economically in our future growth and success.

Assuming that 100% of our Eligible Employees participate in the Offer and surrender all of their Eligible Option Grants for exchange, Eligible Option Grants covering approximately 1,128,386 shares of our common stock as of December 10, 2008 would be surrendered and cancelled, while approximately 168,727 Restricted Stock Units would be issued (subject to increase due to rounding of fractional shares).

We regularly evaluate various strategic opportunities, including acquisitions and dispositions. We intend to continue to selectively pursue acquisitions and other transactions that would help us to achieve our business goals. However, subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

(b)	any purchase, sale or transfer of a material amount of our assets;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our present Board of Directors, including a change in the number or term of directors;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934; or

(i)	any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTION GRANTS.

2.             NUMBER OF OPTIONS; EXPIRATION DATE

We will exchange Restricted Stock Units for options covered by Eligible Option Grants surrendered pursuant to the Offer according to the exchange ratios set forth in Section 6. In aggregate, these exchange ratios are intended to result in the issuance of Restricted Stock Units that have a fair value approximately equivalent to the fair value of the cancelled Eligible Option Grants they replace as of the Commencement Date determined using the Hull-White II option valuation model, though we may incur some incremental compensation expense as a result of this approximation. Restricted Stock Units granted in the Offer will vest in accordance with the following schedule, subject to the Eligible Employee’s continued employment with us through each applicable vesting date: 50% on

January 22, 2011; 25% on January 22, 2012; and 25% on January 22, 2013.  Restricted Stock Units will be granted under our Plan and will represent an unfunded, unsecured right to receive one share of our common stock shortly after vesting. Other terms and conditions of the Restricted Stock Units issued in the Offer will be substantially the same as those that apply generally to Restricted Stock Units granted under our form of Restricted Stock Unit Agreement. As of December 10, 2008, approximately 3,439,508 shares of our common stock were covered by options outstanding under the Plan, approximately 1,128,386 of which were covered by Eligible Option Grants.

Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all non-forfeited, unexercised options that are subject to each Eligible Option Grant that you tender in response to the Offer. This Offer is subject to the terms and conditions described in this document, which may be amended from time to time. We will only grant Restricted Stock Units in respect of Eligible Option Grants that are properly tendered and not validly withdrawn in accordance with Section 5 of the Offer before the Offer expires on the Expiration Date. We will not issue any Restricted Stock Units covering a fractional share in exchange for Eligible Option Grants. In calculating the number of Restricted Stock Units issuable to you in the exchange, we will combine the aggregate number of non-forfeited, unexercised options subject to all of the Eligible Option Grants that you surrender, and we will round the number of Restricted Stock Units issuable upon exchange up to the nearest whole number.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR TO OTHERWISE CONTINUE IN A SERVICE RELATIONSHIP WITH US. YOUR EMPLOYMENT IS “AT WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, THE DATE ON WHICH THE RESTRICTED STOCK UNITS ARE GRANTED OR THE DATE ON WHICH RESTRICTED STOCK UNITS VEST, IN EACH CASE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER AND WILL BE DEEMED TO HAVE WITHDRAWN ANY PRIOR ELECTION TO PARTICIPATE IN THE OFFER. IF YOUR EMPLOYMENT WITH US TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, YOU WILL NOT RECEIVE ANY RESTRICTED STOCK UNITS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND THE EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED. OPTIONS THAT HAVE AN EXERCISE PRICE THAT IS LESS THAN $8.00 PER SHARE OR WERE GRANTED PRIOR TO DECEMBER 31, 2000 ARE NOT ELIGIBLE TO BE EXCHANGED.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR RESTRICTED STOCK UNITS AND YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON BEFORE ALL OF THE RESTRICTED STOCK UNITS VEST, THEN YOU WILL FORFEIT ANY RESTRICTED STOCK UNITS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US TERMINATES.

We will publish a notice if we decide to amend the Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your tendered Eligible Option Grants;

•	increase or decrease the number of Eligible Option Grants that can be exchanged; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

3.             PROCEDURES

Making Your Election. To accept the Offer, you must make your election by submitting the Election Form to Rebecca Heller, our Stock Plan Administrator, via hand delivery, interoffice mail or facsimile to (877) 261-1870 before 5:00 p.m., Pacific Standard Time, on the Expiration Date. The Election Form is found on our intranet website located at http:// www.insideoa.com or http//portal/default.aspx. If you cannot use this website, please contact Rebecca Heller, our Stock Plan Administrator at (818) 878-7900 or rebecca.heller@onassignment.com. You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

DELIVERY OF YOUR ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS ARE AT THE SOLE RISK OF THE OPTION HOLDER. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US. NO LATE DELIVERIES WILL BE ACCEPTED.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of options subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. We are not obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and we will not be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are tendered to the extent that we determine they were not properly executed or delivered or are otherwise deficient, or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are tendered. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grants will be accepted for exchange until all defects or irregularities have been cured by the Eligible Employee exchanging the Eligible Option Grants, or waived by us, on or prior to the Expiration Date.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you tender your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of your Eligible Option Grants that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the Offer. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept, on or promptly after the Expiration Date of the Offer, all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

4.             CHANGE IN ELECTION

You may only change your election by following the procedures described in this Section 4. You may change your election at any time beginning on the Commencement Date and ending at 5:00 p.m., Pacific Standard Time, on the Expiration Date.

To change your existing election to cover additional or fewer Eligible Option Grants, you must deliver a new Election Form to Rebecca Heller, our Stock Plan Administrator, via hand delivery, interoffice mail or facsimile to (877) 261-1870 before 5:00 p.m., Pacific Standard Time, on the Expiration Date. To cancel your election and reject the Offer with respect to all of your Eligible Option Grants, you must deliver a Notice of Withdrawal to Rebecca Heller, our Stock Plan Administrator, via hand delivery, interoffice mail or facsimile to (877) 261-1870 before 5:00 p.m., Pacific Standard Time, on the Expiration Date. Each of these documents is located on our intranet website at http://www.insideoa.com or http://portal/default.aspx. If you cannot use this website, please contact Rebecca Heller, our Stock Plan Administrator, at (818) 878-7900 or rebecca.heller@onassignment.com. The last Notice of Withdrawal or Election Form delivered by you as described above prior to 5:00 p.m., Pacific Standard Time, on the Expiration Date will be treated as your final election with respect to the Offer and will completely supersede any prior election or Notice of Withdrawal.

THE DELIVERY OF ELECTION FORMS, NOTICES OF WITHDRAWAL AND ANY OTHER REQUIRED DOCUMENTS ARE AT THE SOLE RISK OF THE OPTION HOLDER. DELIVERY WILL BE

DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US. NO LATE DELIVERIES WILL BE ACCEPTED.

5.             ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION; ISSUANCE OF RESTRICTED STOCK UNITS

On the terms and subject to the conditions of the Offer, we currently expect that on or promptly after the Expiration Date, we will accept for exchange and cancel all Eligible Option Grants properly tendered and not validly withdrawn before the Expiration Date in accordance with the Offer. The Restricted Stock Units are expected to be granted shortly after the Expiration Date. We will exchange Restricted Stock Units for options covered by Eligible Option Grants surrendered pursuant to the Offer according to the exchange ratios set forth in Section 6. In aggregate, these exchange ratios are intended to result in the issuance of Restricted Stock Units that have a fair value approximately equivalent to the fair value of the cancelled Eligible Option Grants they replace as of the Commencement Date, determined using the Hull-White II option valuation model, though we may incur some incremental compensation expense as a result of this approximation.

We will not issue any Restricted Stock Units covering a fractional share in exchange for the cancellation of Eligible Option Grants. In calculating the number of Restricted Stock Units issuable to you in the exchange, we will combine the aggregate number of options subject to all of the Eligible Option Grants that you surrender and we will round the number of Restricted Stock Units issuable upon exchange up to the next whole number.

If you are an employee of ours (including an employee on a leave of absence) as of the Expiration Date but are not employed continuously by us (including employment while on a leave of absence) through the date the Restricted Stock Units are granted, then you will be deemed, as a result of your termination of employment, to have forfeited the Restricted Stock Units that you would otherwise have been granted, and any exchanged Eligible Option Grants will not be reinstated.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants.

6.             CONDITIONS OF THE OFFER

We will not be required to accept any Eligible Option Grants that you elect to tender in the Offer, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to tender, in each case, at any time on or before the Expiration Date, if we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange. Events that may cause us to amend or terminate the Offer include:

•	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment.

•

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of Restricted Stock Units, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the exchange.

•

any action threatened, pending or taken, or any approval withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)

make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Restricted Stock Units or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)

delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Restricted Stock Units for some or all of the tendered Eligible Option Grants;

(c)	materially impair the benefits we believe we will receive from the exchange; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	the occurrence of:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person making or proposing a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)

any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

If your employment with us terminates prior to the Expiration Date for any reason (including death or a reduction in force), you will be deemed to have withdrawn your tender of any Eligible Option Grants. Also, if your employment with us terminates for any reason (including death or a reduction in force) after the Expiration Date, but before your Restricted Stock Units are granted, you will be deemed to have forfeited your Restricted Stock Units as a result of your termination of employment and you will not receive any Restricted Stock Units or have a right to any Eligible Option Grants that were previously tendered. THEREFORE, IF YOU ARE NOT EMPLOYED BY US FROM THE EXPIRATION DATE THROUGH THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, YOU WILL NOT RECEIVE ANY RESTRICTED STOCK UNITS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

7.             PRICE RANGE OF COMMON STOCK

The Eligible Option Grants subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option Grant, the option holder becomes a holder of our common stock. Our common stock is quoted on NASDAQ under the symbol “ASGN.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ.

Quarter ended	High	Low

Fiscal Year 2008
November 1, 2008 through December 22, 2008	$7.92	$4.05
September 30, 2008	$9.70	$7.38
June 30, 2008	$8.82	$6.26
March 31, 2008	$6.98	$4.32

Fiscal Year 2007
December 31, 2007	$10.13	$5.81
September 30, 2007	$11.63	$9.00
June 30, 2007	$12.72	$9.63
March 31, 2007	$13.78	$11.35

Fiscal Year 2006
December 31, 2006	$12.21	$9.49
September 30, 2006	$10.31	$8.36
June 30, 2006	$13.60	$9.19
March 31, 2006	$12.56	$10.00

On December 22, 2008, the closing price of our common stock as reported by NASDAQ was $4.70. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants for Restricted Stock Units in the Offer.

8.             EXCHANGE RATIO

We will exchange Restricted Stock Units for options covered by Eligible Option Grants surrendered according to the following table:

Grant Exercise Price	Number of Surrendered Options per Restricted Stock Unit Granted

$8.01-9.00	6.5
$9.01-9.14	3.4
$9.15	4.2
$9.16-10.00	7.5
$10.01-10.37	6.1
$10.38	4.7
$10.39-11.03	6.7
$11.04-11.07	5.2
$11.08-12.40	7.4
$12.41-12.78	6.9
$12.79-13.31	6.3
$15.80-19.00	30.5
$19.01-22.50	35.8
$22.51-25.00	60.8

In aggregate, these exchange ratios are intended to result in the issuance of Restricted Stock Units that have a fair value approximately equivalent to the fair value of the cancelled Eligible Option Grants they replace as of the Expiration Date, determined using the Hull-White II option valuation model, though we may incur some incremental compensation expense as a result of approximations used in this determination.

We will not issue any Restricted Stock Units covering a fractional share in exchange for Eligible Option Grants. In calculating the number of Restricted Stock Units issuable to an Eligible Employee in the exchange, we will combine the aggregate number of non-forfeited, unexercised options subject to all of the Eligible Option Grants that the Eligible Employee surrenders, and we will round the number of Restricted Stock Units issuable upon exchange up to the next whole number.

9.             SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS

Each Restricted Stock Unit issued in the exchange will be granted pursuant to the Plan and will represent an unfunded, unsecured right to receive one share of our common stock shortly after the Restricted Stock Unit vests. Restricted Stock Units have no exercise or purchase price and do not require Eligible Employees to pay any monetary consideration to receive shares of our common stock upon settlement. Other terms and conditions of the Restricted Stock Units issued in the exchange will be substantially the same as those granted under our form of Restricted Stock Units Agreement. For additional information regarding the terms of the Restricted Stock Units to be issued in the exchange, please refer to the Plan prospectus located at http://www.insideoa.com or http://portal/default.aspx. A discussion of the taxation of Restricted Stock Units is provided in Section 13 below.

If we receive and accept the exchange of all Eligible Option Grants, we will grant Restricted Stock Units covering a total of approximately 168,727 shares of our common stock (subject to increase due to rounding of fractional shares) and will terminate stock options covering 1,128,386 shares of our common stock. As of December 22, 2008, there were approximately 35,719,127 shares of our common stock outstanding. The common stock issuable upon settlement of all Restricted Stock Units would equal approximately 0.5% of the total shares of our common stock outstanding as of December 22, 2008.

10.          INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS

A list of our directors and Executive Officers is attached to the Offer as Schedule A. Our Executive Officers and members of our Board of Directors are excluded from participating in the Offer.

Except as otherwise described in the Offer or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 24, 2008, our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our Executive Officers) and members of our Board of Directors, neither we nor, to our knowledge, any of our Executive Officers, members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.          STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE EXCHANGE

We have designed the proposed Offer in a manner intended to ensure that the fair value of the Eligible Option Grants surrendered in the exchange is approximately equal to the fair value of the Restricted Stock Units granted in the exchange; however, we may incur incremental compensation expense as a result of this approximation.

If we implement the Offer, Eligible Option Grants surrendered under the Offer will be returned to the Plan. Assuming that 100% of Eligible Employees fully participate in the Offer, Eligible Option Grants covering approximately 1,128,386 shares of our common stock as of December 10, 2008, would be surrendered and cancelled, while approximately 168,727 Restricted Stock Units would be issued (subject to increase due to rounding of fractional shares), resulting in a net reduction of approximately 959,659 shares of our common stock underlying outstanding equity awards.

A number of shares of our common stock equal to the number of shares underlying the Eligible Option Grants exchanged will be added to the shares available for future grant under the Plan. As of December 22, 2008, we had 1,238,409 shares available for future grant under the Plan without giving effect to the Offer. Assuming all the Eligible Option Grants (covering 1,126,386 shares) are exchanged and all 168,727 Restricted Stock Units are granted in the Offer, we will have 2,108,643 Shares available for future grant under the Plan (assuming no other awards are granted or forfeited during this time), after reducing the number of shares available under the Plan by 1.53 shares for each Restricted Stock Unit granted, or 258,152 shares, as required by the Plan.

12.          LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants and the grant of Restricted Stock Units as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered Eligible Option Grants and to issue Restricted Stock Units is subject to conditions, including the conditions described in Section 6.

13.          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Following is a discussion of the material U.S. federal income tax consequences associated with the exchange of Eligible Option Grants for Restricted Stock Units pursuant to the Offer for those Eligible Employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. In particular, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to you.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS THE TAX CONSEQUENCES TO YOU ARE DEPENDENT ON YOUR INDIVIDUAL TAX SITUATION.

We believe that the exchange of Eligible Option Grants for Restricted Stock Units pursuant to the Offer will be treated as a non-taxable exchange. Accordingly, if you exchange Eligible Option Grants for Restricted Stock Units in the Offer, neither you nor On Assignment should be required to recognize income for U.S. federal income tax purposes at the time of the exchange. So that you are able to compare the U.S. federal tax consequences that will be applicable to Restricted Stock Units going forward to those applicable to your existing Eligible Option Grants, following are summaries of the tax treatment of each type of award.

Restricted Stock Units. Neither the grant of Restricted Stock Units in exchange for Eligible Option Grants nor the vesting of Restricted Stock Units should constitute a taxable event for you (or result in a deduction for us); however, you will recognize taxable income equal to the Fair Market Value of the shares delivered in respect of vested Restricted Stock Units upon delivery of the shares shortly after vesting. Income that you recognize upon share delivery will be considered wages and will be subject to ordinary income and employment tax (including social security contribution) withholding at the time of share delivery. In addition, we will be entitled to a corresponding deduction equal to the Fair Market Value of such shares at the time of share delivery. Your subsequent disposition of shares obtained in respect of vested Restricted Stock Units should be treated as a long- or short-term capital gain or capital loss to you (and should not entitle us to a tax deduction), depending on the ultimate sale price of the shares and the duration for which you hold them. We may elect to satisfy our tax withholding obligations by deducting from the shares of common stock that would otherwise be issued in settlement of Restricted Stock Units a number of whole shares having a Fair Market Value that does not exceed the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, by remitting to us cash or cash equivalents, through a combination of the foregoing or otherwise.

Stock Options. All of the Eligible Option Grants constitute “nonstatutory stock options” for U.S. federal tax purposes. Neither the grant nor vesting of a nonstatutory stock option should constitute a taxable event for you (or result in a deduction for us), as long as the stock option has an exercise price equal to or exceeding the Fair Market Value of a share of our common stock on the date of grant (as all Eligible Option Grants do). Upon exercise of a nonstatutory stock option, you will recognize ordinary income equal to the excess of the aggregate Fair Market Value of the shares acquired upon exercise minus the aggregate applicable exercise price, and we will be entitled to a deduction on a corresponding amount at that time. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which income and employment tax (including social security contribution) withholding will be required. Your disposition of shares obtained upon exercise of a nonstatutory option should be treated as a long- or short-term capital gain or capital loss to you depending on the ultimate sale price of the shares and the duration for which they are held. We may elect to satisfy our tax withholding obligations by deducting from the shares of common stock that would otherwise be issued in settlement of an option a number of whole shares having a Fair Market Value that does not exceed the applicable minimum statutory withholding rate. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, by remitting to us cash or cash equivalents, through a combination of the foregoing or otherwise. Note that as a result of the American Jobs Creation Act of 2004, options amended in a certain manner or granted with an exercise price that was or could become lower than the fair market value of the underlying shares at the time of grant may be taxable to you upon vesting of your option instead of exercise, and may be subject to penalty taxes and interest in addition to customary income and employment taxes.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE U.S. TREASURY DEPARTMENT’S CIRCULAR 230 (31 C.F.R. PART 10). THIS DISCUSSION IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE. THIS DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN ON ASSIGNMENT, INC.’S RESTATED 1987 STOCK OPTION PLAN (AS AMENDED). YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

14.          EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occurs. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to holders of Eligible Option Grants. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to Eligible Employees or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered.

We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to Eligible Employees in a manner reasonably designed to inform Eligible

Employees of the change.

If we materially change the terms of the Offer or the information about the Offer or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•	increase or decrease the number of Eligible Option Grants to be exchanged.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

15.          FEES AND EXPENSES

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to the Offer.

16.          INFORMATION ABOUT US

On Assignment, Inc. is a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare/Nursing/Physicians, Medical Financial, Information Technology and Engineering. We provide clients in these markets with short-term or long-term assignments of contract professionals, contract-to-permanent placement and direct placement of these professionals. Our business currently consists of four operating segments: Life Sciences, Healthcare, Physician, and IT and Engineering.

The Life Sciences segment includes our domestic and international life science staffing lines of business. We provide locally-based, contract life science professionals to clients in the biotechnology, pharmaceutical, food and beverage, medical device, personal care, chemical, nutraceutical, materials science, consumer products, environmental petrochemical and contract manufacturing industries. Our contract professionals include chemists, clinical research associates, clinical lab assistants, engineers, biologists, biochemists, microbiologists, molecular biologists, food scientists, regulatory affairs specialists, lab assistants and other skilled scientific professionals.

The Healthcare segment includes our Nurse Travel and Allied Healthcare lines of business. We offer our healthcare clients contract professionals, both locally-based and traveling, from more than ten healthcare and allied healthcare occupations. Our contract professionals include nurses, specialty nurses, health information management professionals, dialysis technicians, surgical technicians, imaging technicians, x-ray technicians, medical technologists, phlebotomists, coders, billers, claims processors and collections staff.

Our Physician segment consists of VISTA Staffing Solutions, Inc. (“VISTA”), which we acquired on January 3, 2007. VISTA is a leading provider of physician staffing, known as locum tenens, and permanent physician search services based in Salt Lake City, Utah. We provide short and long-term locum tenens and coverage and full-service physician search and consulting in the United States with capabilities in Australia and New Zealand. We work with physicians from nearly all medical specialties, placing them in hospitals, community-based practices, and federal, state and local facilities.

Our IT and Engineering segment consists of Oxford Global Resources, Inc. (“Oxford”), which we acquired on January 31, 2007. Oxford, based in Beverly, Massachusetts, delivers high-end consultants with expertise in specialized information technology; software and hardware engineering; and mechanical, electrical, validation and telecommunications engineering fields. We combine international reach with local depth, serving clients through a network of Oxford International recruiting centers in the United States and Europe, and Oxford & Associates branch offices in major metropolitan markets across the United States.

Our principal executive offices are located at 26651 W. Agoura Road, Calabasas, California 91302 and our telephone number is (818) 878-7900.

17.          ADDITIONAL INFORMATION

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b)	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008; June 30, 2008 and September 30, 2008;

(c)	our Current Reports on Form 8-K filed with the SEC on January 17, 2008, February 12, 2008, July 2, 2008 and September 9, 2008;

(d)	our Definitive Proxy Statement for our fiscal 2008 Annual Meeting of Stockholders, filed with the SEC on April 24, 2008; and

(e)

the description of our common stock contained in our Registration Statement on Form S-8 filed with the SEC on June 20, 2007, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for these filings is 000-20540. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

100 F Street, N.E.	500 West Madison Street
Washington, D.C. 20549	Suite 1400
Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq Global Market under the symbol “ASGN,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each Eligible Employee, upon his or her written or oral request, a copy of the Offer or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

On Assignment, Inc.
26651 W. Agoura Road
Calabasas, California 91302
Attn: General Counsel

or by telephoning us at (818) 878-7900 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer, you should rely on the statements made in the most recent document.

The information about us contained in the Offer should be read together with the information contained in the documents to which we have referred you.

18.          MISCELLANEOUS

This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties, including those risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K, under the section “Risk Factors” for the year ended December 31, 2007, as filed with the SEC on March 17, 2008, our Quarterly Report on Form 10-Q, under the section “Risk Factors” for the quarter ended March 31, 2008, as filed with the SEC on May 12, 2008, and our Quarterly Report on Form 10-Q, under the section “Risk Factors” for the quarter ended June 30, 2008, as filed with the SEC on August 8, 2008 and our Quarterly Report on Form 10-Q, under the section “Risk Factors” for the quarter ended September 30, 2008, as filed with the SEC on November 11, 2008. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 AND IN OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE FISCAL QUARTERS ENDED MARCH 31, 2008, JUNE 30, 2008, AND SEPTEMBER 30, 2008, RESPECTIVELY BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer from us is limited to this document, which may be amended from time to time.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

STOCK OPTION EXCHANGE

QUESTIONS AND ANSWERS

These Questions and Answers are to be read in conjunction with the Offer to Exchange Outstanding Options to Purchase Common Stock of which they are a part. Capitalized terms that are used but not defined in these Questions and Answers have the meanings provided in the Offer to Exchange Outstanding Options to Purchase Common Stock.

Q1	What is the stock option exchange program?

A1	Our stock option exchange program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees to surrender Eligible Option Grants for a reduced number of Restricted Stock Units to be granted under the Plan. The Restricted Stock Units are expected to be granted on or shortly after the expiration of the Offer (which is currently anticipated to expire on January 22, 2009, but may be extended).

The Offer will be open to all holders of Eligible Option Grants who are employed by us as of the commencement of the Offer and who remain so employed through the expiration of the offer, excluding our Executive Officers and members of our Board of Directors.

Your participation in the Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or surrender those Eligible Option Grants in exchange for a reduced number of Restricted Stock Units.

Q2	Why is the Option Exchange Program being offered?

A2

In light of the decline in the price of our common stock, we recognize that many of our employees hold options with exercise prices significantly higher than the current market price of our common stock. We believe that these “out of the money” options are no longer effective as performance and retention incentives, and that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs. An equity stake in our success is a critical component of these programs. We believe the Offer will provide us with an opportunity to restore for Eligible Employees the ability to participate economically in our future growth and success.

Q3	Why can’t I just be granted additional options?

A3

We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Restricted Stock Units enable us to deliver value to our employees using fewer shares than stock options because Restricted Stock Units have no exercise price and therefore do not rely on an increase in our share price to provide value to our employees. Because of the large number of stock options that are currently outstanding, large grants of new options could potentially have an undesirable, dilutive effect on our earnings per share. Also, our Plan limits the number of shares that we may issue to employees - granting additional options causes us to diminish this pool of available shares at a much faster rate than Restricted Stock Units. Additionally, one of the goals of the Offer is to reduce our significant stock option “overhang” created by outstanding “out of the money” options, which we believe are unlikely to be exercised and therefore are not serving their intended purpose of providing a performance incentive to our employees.

Q4	What option grants may I exchange as part of this program?

A4

You may exchange any grant of options that has an exercise price equal to or greater than $8.00 per share and that was granted on or after December 31, 2000, to the extent that the options have not been exercised or forfeited on or prior to the Expiration Date of the Offer, which is currently expected to be January 22, 2009, or a later date if we extend the Offer. Any grant of options that has an exercise price less than $8.00 per share, that was granted before December 31, 2000 or after December 31, 2007, or that is held by one of our Executive Officers or a member of our Board of Directors is not an Eligible Option Grant, and any election to exchange such an option will not be accepted by us.

Q5	May I tender options that I have already exercised?

A5

No. The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and/or under our Employee Stock Purchase Plan). If you have exercised an Eligible Option Grant in its entirety, those options are no longer outstanding and are therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion is outstanding and may be tendered for exchange pursuant to the Offer (as long as it has not been forfeited). Eligible Option Grants for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Option Exchange Program?

A6	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7	What is a Restricted Stock Unit? How many Restricted Stock Units will I receive for the options that I exchange?

A7

Each Restricted Stock Unit represents an unfunded, unsecured right to receive one share of our common stock shortly after such Restricted Stock Unit vests. Unlike with respect to an option, an Eligible Employee is not required to pay any monetary consideration to receive shares of our common stock upon settlement of his or her Restricted Stock Units, rather, the Eligible Employee realizes the full value of the underlying share of stock on its date of delivery. We will exchange Restricted Stock Units for options covered by Eligible Option Grants surrendered pursuant to the Offer according to the exchange ratios set forth in Section 6. We will not issue any Restricted Stock Units covering a fractional share in exchange for Eligible Option Grants. In calculating the number of Restricted Stock Units issuable to you in the exchange, we will combine the aggregate number of unexercised, non-forfeited options subject to all of the Eligible Option Grants that you surrender, and we will round the number of Restricted Stock Units issuable upon exchange up to the next whole number.

Q8	Why isn’t the exchange ratio simply one-for-one and how was the exchange ratio calculated?

A8

The exchange ratio selected for the Offer was intended to result in the issuance of Restricted Stock Units having a fair value (determined in accordance with applicable accounting principles) approximately equivalent to the fair value of the Eligible Option Grants surrendered in the exchange. To accomplish this goal, we will exchange Restricted Stock Units for surrendered options according to the following table:

Grant Exercise Price	Number of Surrendered Options per Restricted Stock Unit Granted

$8.01-9.00	6.5
$9.01-9.14	3.4
$9.15	4.2
$9.16-10.00	7.5
$10.01-10.37	6.1
$10.38	4.7
$10.39-11.03	6.7
$11.04-11.07	5.2
$11.08-12.40	7.4
$12.41-12.78	6.9
$12.79-13.31	6.3
$15.80-19.00	30.5
$19.01-22.50	35.8
$22.51-25.00	60.8

Q9

If the price of our common stock were to increase after the date on which my Eligible Option Grants are cancelled, is it possible that those cancelled Eligible Option Grants would have ultimately been more valuable than the Restricted Stock Units I received in exchange for them?

A9

Yes. If the price of our common stock increases after the date on which your Eligible Option Grants are cancelled, those cancelled Eligible Option Grants might prove to have been worth more than the Restricted Stock Units that you receive in exchange for them, depending on the extent of the increase. For example, if you exchange Eligible Option Grants covering 1,000 shares with an exercise price of $13.31 per share, you would receive a grant of 159 Restricted Stock Units (after applying the applicable exchange ratio of Restricted Stock Units to options according to the table set forth in Section 6). Assume, for illustrative purposes only, that four years after the Restricted Stock Unit grant date the Fair Market Value of our common stock had increased to $17.00 per share and all 159 of your Restricted Stock Units had vested. Under this example, if you had kept your exchanged Eligible Option Grants, exercised them, and sold the underlying shares at $17.00 per share, you would have realized a pre-tax gain of $3,690, but if you exchanged your options and sold the shares subject to the Restricted Stock Units for $17.00 per share, you would only realize a pre-tax gain of $2,703.

For any particular option, there is a  price of our Common Stock at which the exchange would be a “break-even” proposition.. For example, since the option exercise price in the example above was $13.31, the “break-even price” of our common stock for that option would be $15.83 multiplied by 159, or $2,517. If the fair market value of our common stock at the time of sale were to exceed the “break-even price” (as in the above example), you would be better off economically to have kept your exchanged Eligible Option Grants. However, if the Fair Market Value of our common stock at the time of sale were less than the “break-even price,” you would be better of economically to have exchanged the Eligible Option Grants for Restricted Stock Units.

Note that this discussion of the “break-even multiple” and “break-even price” does not take into account vesting. Your Eligible Option Grants may be partially or fully vested already, whereas the Restricted Stock Units granted pursuant to the Offer will be subject to vesting restrictions that will require you to remain employed with us for a specified period after grant. You should take into account the “break-even multiple,” your judgment regarding the future value of our common stock and the fact that the Restricted Stock Units are subject to future vesting when deciding whether to participate in the Offer.

Q10	When will I receive my Restricted Stock Units?

A10

If you participate in the Offer, you will be granted your Restricted Stock Units promptly following the expiration date of the Offer (currently expected to be January 22, 2009, or a later date if we extend the Offer (also referred to in these materials as the Expiration Date)).

Q11	How will my Restricted Stock Units vest?

A11

If you exchange an Eligible Option Grant in the Offer, no matter how many of the options subject to that Eligible Option Grant have already vested or remain to vest, you will receive unvested Restricted Stock Units that will vest in three installments as follows, subject to your continued employment with us through each applicable vesting date: 50% on January 22, 2011; 25% on January 22, 2012; and 25% on January 22, 2013.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR RESTRICTED STOCK UNITS AND YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON BEFORE ALL OF YOUR RESTRICTED STOCK UNITS HAVE VESTED, THEN YOU WILL FORFEIT ANY RESTRICTED STOCK UNITS THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US TERMINATES.

Q12	Will I have to pay taxes if I participate in the Offer?

A12

Neither the grant of Restricted Stock Units in exchange for Eligible Option Grants nor the vesting of Restricted Stock Units should constitute a taxable event for you (or result in a deduction for us); however, you will recognize taxable income equal to the Fair Market Value of the shares delivered in respect of vested Restricted Stock Units upon delivery of the shares. Income that you recognize upon share delivery will be considered wages and will be subject to ordinary income and employment tax (including social security contribution) withholding at the time of share delivery. In addition, we will be entitled to a corresponding deduction equal to the Fair Market Value of such shares at the time of share delivery. Your subsequent disposition of shares obtained in respect of vested Restricted Stock Units should be treated as a long- or short-term capital gain or capital loss to you (and should not entitle us to a tax deduction), depending on the ultimate sale price of the shares and the duration for which you hold them.

If you are a tax resident of a country other than the United States, the tax consequences of participating in the Offer, as well as for your Restricted Stock Units, may be different.

WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PERSONAL TAX CONSEQUENCES TO YOU OF PARTICIPATION IN THE OFFER. IF YOU ARE A TAX RESIDENT OF OR SUBJECT TO THE TAX LAWS IN MORE THAN ONE COUNTRY, YOU SHOULD BE AWARE THAT THERE MIGHT BE ADDITIONAL TAX AND SOCIAL

INSURANCE CONSEQUENCES IN MORE THAN ONE COUNTRY THAT MAY APPLY TO YOU. IN ADDITION, STATE AND LOCAL TAX CONSEQUENCES NOT DISCUSSED HERE MAY APPLY.

Q13	What are the tax implications for not participating in the Offer? (This question applies only to employees in the United States)

A13

We do not believe that the Offer will change any of the terms of your Eligible Option Grants if you do not accept the Offer. If you are a tax resident of a country other than the United States, the tax consequences of not participating in the Offer may be different.

Q14	Are there conditions to the consummation of the Offer?

A14

Yes. The consummation of the Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer which you should read carefully. However, the Offer is not conditioned on a minimum number of Eligible Employees accepting the Offer or a minimum number of Eligible Option Grants being exchanged.

Q15	Are there any eligibility requirements I must satisfy in order to receive the Restricted Stock Units?

A15

In order to receive Restricted Stock Units, you must be employed by us (including employees on a leave of absence) on the Commencement Date, and you must remain continuously employed by us through the Expiration Date and the date Restricted Stock Units are granted.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US. YOUR EMPLOYMENT IS “AT WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE OR THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL BE DEEMED TO HAVE WITHDRAWN YOUR TENDER OF ELIGIBLE OPTION GRANTS. IF YOUR EMPLOYMENT WITH US TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, YOU WILL BE DEEMED TO HAVE FORFEITED YOUR RESTRICTED STOCK UNIT GRANT AS A RESULT OF SUCH TERMINATION AND YOU WILL NOT RECEIVE ANY RESTRICTED STOCK UNITS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND YOUR EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED. OPTIONS THAT HAVE AN EXERCISE PRICE THAT IS LESS THAN $8.00 PER SHARE OR THAT WERE GRANTED BEFORE DECEMBER 31, 2000, ARE NOT ELIGIBLE TO BE EXCHANGED AND WILL NOT BE ACCEPTED FOR EXCHANGE.

Q16	Are employees who tender their Eligible Option Grants and are on a leave of absence on the date the Restricted Stock Units are granted eligible to participate?

A16

If you tender your Eligible Option Grants and they are cancelled in the exchange and, on the date Restricted Stock Units are granted, you are on a leave of absence protected by statute, then you will be entitled to receive the applicable number of Restricted Stock Units on the date Restricted Stock Units are granted. If, however, on the date Restricted Stock Units are granted you are on a leave that is not protected by statute, then the Restricted Stock Units will be issued on the date, if any, that you return to regular employment with us.

Q17	Are the terms and conditions of the Offer the same for all Eligible Employees?

A17	Yes. The terms and conditions of the Offer are the same for all Eligible Employees.

Q18	How should I decide whether or not to participate?

A18

We understand that the decision to participate or not to participate will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of The Nasdaq Global Market, our own stock price, our business and your desire and ability to remain an employee of On Assignment, Inc. until the Restricted Stock Units become vested (also see Question & Answer 9). WE CANNOT ADVISE YOU ON YOUR DECISION TO PARTICIPATE OR NOT TO PARTICIPATE IN THE OFFER, AND WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO YOUR CHOICES. YOU SHOULD CONSULT WITH YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS IN DETERMINING WHETHER TO PARTICIPATE IN THE OFFER.

Q19	How does the Offer work?

A19

On or before the Expiration Date (which we currently expect to be January 22, 2009, but which may be extended), you may decide to exchange any of your Eligible Option Grants for a reduced number of Restricted Stock Units. The number of Restricted Stock Units you are entitled to receive upon exchange of your Eligible Option Grants will be determined by application of the exchange ratio (see Question & Answer 7).

Q20	Can I exchange my Eligible Option Grants if they are not currently vested?

A20

Yes. Your Eligible Option Grants do not need to be vested in order for you to exchange them in response to the Offer. Even if your Eligible Option Grants are partially or wholly vested, they will be exchanged for unvested Restricted Stock Units (See Question and Answer 9).

Q21	If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A21

If you have more than one Eligible Option Grant, then you may exchange any or all of them. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange all unexercised, non-forfeited options that are subject to each particular Eligible Option Grant that you tender in response to the Offer.

Q22	Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised or that has been partially forfeited?

A22

Yes. If you have exercised or forfeited an Eligible Option Grant in part, the remaining unexercised, non-forfeited portion is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q23	Will I be required to give up all of my rights under the cancelled options?

A23

Yes. Once we have accepted your exchanged Eligible Option Grants on the Expiration Date, these options will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged Eligible Option Grants on the same U.S. business day as the Expiration Date. We currently expect that the Expiration Date will be January 22, 2009 (though this date may be extended). (See Section 6)

Q24	Will the terms and conditions of my Restricted Stock Units be the same as my exchanged options?

A24

Restricted Stock Units are a different type of award than stock options, and so the terms and conditions of your Restricted Stock Units will necessarily be different from your stock options. Your Restricted Stock Units will be subject to a Restricted Stock Unit agreement between you and On Assignment, Inc. For more information on the specific terms applicable to Restricted Stock Units granted under the Offer, see the form of Restricted Stock Unit Agreement. IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR RESTRICTED STOCK UNITS AND YOUR EMPLOYMENT WITH US TERMINATES FOR ANY REASON PRIOR TO THE FULL VESTING OF YOUR RESTRICTED STOCK UNITS, THEN YOU WILL FORFEIT ANY RESTRICTED STOCK UNITS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US TERMINATES. (See Questions & Answers 11 and 12)

Q25	What if my employment is terminated prior to the Expiration Date?

A25

If you elect to exchange Eligible Option Grants, your election will be irrevocable after 5:00 p.m. Pacific Standard Time on the Expiration Date, which is currently expected to be January 22, 2009 (but may be extended). If your employment with us terminates for any reason (including death and reductions in force) prior to the Expiration Date, you will be deemed to have withdrawn your tender of Eligible Option Grants, and you will not receive any Restricted Stock Units. THEREFORE, IF YOU ARE NOT EMPLOYED BY US ON THE EXPIRATION DATE, YOU WILL NOT RECEIVE ANY RESTRICTED STOCK UNITS.

YOUR EMPLOYMENT IS “AT WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE OR THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q26	What if my employment is terminated after the date that my Eligible Option Grants are cancelled and before the date the Restricted Stock Units are granted?

A26

If your employment with us is terminated for any reason (including death and reductions in force) after the Expiration Date and prior to the date the Restricted Stock Units are granted, you will forfeit the Eligible Option Grants that were cancelled. In addition you will be deemed to have forfeited your right to receive any Restricted Stock Units as a result of your termination, and you will not receive any Restricted Stock Units.

THIS OFFER DOES NOT CHANGE THE “AT-WILL” NATURE OF YOUR EMPLOYMENT, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE OR THE DATE THE RESTRICTED STOCK UNITS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q27	How long will the Offer remain open?

A27

Presently, the Offer is scheduled to remain open until 5:00 p.m., Pacific Standard Time, on the Expiration Date, which is currently expected to be January 22, 2009. We currently have no plans to extend the Offer beyond January 22, 2009. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 6:00 a.m., Pacific Standard Time, on the next business day following the scheduled or announced Expiration Date.

Q28	What do I need to do to exchange my Eligible Option Grants?

A28

To exchange your Eligible Option Grants, you must complete and submit the Election Form found at http://www.insideoa.com or http://portal/default.aspx to Rebecca Heller, our Stock Plan Administrator, via hand delivery, interoffice mail or facsimile to (877) 261-1870 before 5:00 p.m., Pacific Standard Time, on the Expiration Date, which is expected to be January 22, 2009 (but which may be extended). If you are an employee on a leave of absence as of the Commencement Date, Rebecca Heller, our Stock Plan Administrator, will mail to you an Election Form and Notice of Withdrawal. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept tender of the Eligible Option Grants.

Q29	What is the deadline to elect to participate in the Offer?

A29

You must deliver your Election Form to Rebecca Heller, our Stock Plan Administrator, via hand delivery, interoffice mail or facsimile to (877) 261-1870 by 5:00 p.m., Pacific Standard Time, on the Expiration Date, which is expected to be January 22, 2009. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., Pacific Standard Time, on the next business day following the scheduled or announced Expiration Date.

Q30	Can I change my election? How often?

A30

Yes. You can change your election at any time by either delivering a Notice of Withdrawal or revising and re-delivering your Election Form, each to Rebecca Heller, our Stock Plan Administrator, via hand delivery, interoffice mail or facsimile to (877) 261-1870, prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last Notice of Withdrawal or Election Form that Rebecca Heller, our Stock Plan Administrator, actually receives from you prior to the deadline will completely supersede any prior Election Form or Notice of Withdrawal and will determine your decision to participate in the Offer and which Eligible Option Grants, if any, are subject to your election.

Q31	What will happen if I don’t turn in my form by the deadline?

A31

If you miss this deadline, you cannot participate in the Offer. Delivery will be deemed made only when actually received by Rebecca Heller, our Stock Plan Administrator. No late deliveries will be accepted.

Q32	Will I receive a confirmation of my election?

A32

Yes. After you properly deliver an Election Form, Rebecca Heller, our Stock Plan Administrator, will send you an email confirmation indicating that we have received your Election Form and stating where you can find information regarding the number of Restricted Stock Units that you are eligible to receive pursuant to the Offer. Similarly, after you deliver a Notice of Withdrawal, Rebecca Heller, our Stock Plan Administrator, will send you an email confirmation indicating we have received your Notice of Withdrawal. You should print these email confirmations and keep them with your records.

Q33	What if I don’t accept the Offer?

A33

This Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. If you do nothing, you will be deemed to have elected not to participate in the Offer.

Q34	Where do I go if I have additional questions about the Offer?

A34

Please direct your questions to Rebecca Heller, our Stock Plan Administrator, at (818) 878-7900 or rebecca.heller@onassignment.com. We will review these questions periodically throughout the exchange period, and to the extent we deem it appropriate, we will add the appropriate information to the Questions & Answers section of the website established for the Offer, which is located at http://www.insideoa.com or http://portal/default.aspx.

SCHEDULE A

INFORMATION ABOUT

OUR DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are set forth in the following table:

Name	Positions and Offices Held
Jeremy M. Jones	Chairman of the Board of Directors
Peter T. Dameris	President, Chief Executive Officer and Director
Senator William E. Brock	Director
Jonathan S. Holman	Director
Edward L. Pierce	Director
James L. Brill	Senior Vice President and Chief Financial Officer
Mark S. Brouse	President, VISTA Staffing Solutions, Inc.
Michael J. McGowan	President, Oxford Global Resources, Inc.
Emmett B. McGrath	President, Life Sciences and Allied Divisions

The business address of each director and executive officer set forth above is: c/o On Assignment, Inc., 26651 W. Agoura Road, Calabasas, California 91302 and the business telephone number of each director and executive officer is (818) 878-7900.